EXHIBIT 99.1

FDA Provides Recommendations for Phase 2 Protocol for Low Dose Oral Proellex(R) in the Treatment of Endometriosis

THE WOODLANDS, Texas, Aug. 27, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced the FDA has provided guidance for a Phase 2 study of low dose oral Proellex® in the treatment of endometriosis. The following are the key elements of the guidance:

  Trial patient population includes women diagnosed within the last 5 years via laparoscopic or other surgical techniques and as having severe endometriosis requiring narcotic analgesics.
  The primary endpoint is percent reduction in narcotic usage to control endometriosis related pelvic pain from baseline to the end of the four month study comparing placebo to Proellex.
  Other endpoints include reduction in individual elements of endometriosis related pain and overall analgesic usage.

Repros plans to submit the revised protocol to the FDA as soon as practicable. Once received, the FDA agreed to review the design within 30 days, at which time, if the protocol is acceptable, Repros could commence the Phase 2 trial in the fourth quarter of this year. The Company intends to enroll up to 90 women into the study (30 per arm).

The Company believes prior experience with higher dose Proellex bodes well for the eventual outcome of the trial. In previous studies of oral Proellex in women with severe endometriosis at doses of 25 and 50 mg, Proellex in comparison to placebo statistically significantly reduced the three elements of endometriosis related pain. The three elements of pain are dysmenorrhea or painful menses, dyspareunia or painful sex and non menstrual pelvic pain. In addition to the statistically significant reduction (p < 0.05) in all three pain elements, there was also a statistically significant reduction in the need for over the counter or narcotic analgesics used to control the endometriosis related pain in the Proellex arm.

Notably, there was no difference in the response between the two active doses. The Company believes the primary driver in pain relief associated with the use of Proellex is the suppression of menses. Both the 25 and 50 mg dose of Proellex suppress menses to the same extent.  Importantly, the two doses in the proposed Phase 2 study, 6 and 12 mg, have been shown to suppress menses equivalent to the two higher doses.

Joseph S. Podolski, President and CEO of Repros, commented, "We are pleased with the FDA's willingness to consider continued development of low dose oral Proellex. We believe Proellex will offer distinct advantages over approved therapies as well as those currently under development, for this significant and undertreated female health disorder."

It is estimated that nearly 5 million women of reproductive age in the US and Canada suffer from endometriosis. The disorder is characterized by severe pelvic abdominal pain that, in many cases, peaks during menses. In severe cases hysterectomies are the intervention of last resort.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

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CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931